Exhibit 10.1

Second Amendment to Offer Letter Agreement

This Second Amendment to Offer Letter Agreement (the “Second Amendment”) is made and entered into as of August 9, 2022, by and between Porch.com, Inc. (the “Company”) and Martin Heimbigner (“Executive” or “you”). Executive and the Company are referred to herein each as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meanings given them in the Agreement (defined below).

WHEREAS, the Parties executed an offer letter, effective June 15, 2020 (the “Offer Letter”), and a First Amendment to Offer Letter Agreement, effective February 11, 2022 (the “First Amendment” and, together with the Offer Letter, the “Agreement”).

WHEREAS, the Parties executed a release, dated March 31, 2022 (the “Release”), pursuant to which a cash severance payment was made under Section 10(a) of the Agreement.

WHEREAS, the Parties executed stock option award agreements for stock options (together, the “Award Agreements”), pursuant to which stock options were granted on July 29, 2020 to Executive.

WHEREAS, the Parties have agreed to amend the Agreement and the Award Agreements as set forth in this Second Amendment in accordance with Section 19 of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Second Amendment and the Agreement, and other valuable consideration (including without limitation reaffirmation of those covenants in Sections 12 and 14 of the Agreement), the Parties hereby amend the Agreement as set forth below.

1.The first two sentences of Section 1 of the Agreement are hereby deleted in their entirety and replaced with:

“Your position will be that of Chief Financial Officer and you will report to the Chief Executive Officer of the Company (“CEO”). Your job duties will be those normally and reasonably attendant to such a position. Notwithstanding the foregoing, concurrent with the Company’s appointment of a new Chief Financial Officer, your position will be that of Corporate Officer and Advisor (or comparable title), you will report to the Chief Financial Officer of the Company, and your job duties will be those normally and reasonably attendant to a chief accounting officer as well as duties normally and reasonably consistent with transitioning the duties of a Chief Financial Officer.”

2.The first sentence of Section 4 of the Agreement is hereby deleted in its entirety and replaced with:

“Effective October 1, 2021, your starting base salary (“Base Salary”) will be $390,000.00, annualized, minus applicable withholdings, payable in equal installments according to the Company’s current and regular payroll schedule (at least monthly). As an “exempt” employee, Executive’s salary shall be Executive’s compensation for all hours worked, regardless of the number of hours worked in any workweek, and Executive will not be eligible for overtime pay.”

3.A new sixth bullet of Section 7 b) of the Agreement shall be added as follows:

“2022: Notwithstanding anything to the contrary in this Section 7 b), upon the Company’s filing on or prior to November 3, 2022 of its Quarterly Report on Form10-Q with the U.S. Securities and Exchange

Commission (the “SEC”) related to the three month period ended September 30, 2022 (the “10-Q”), and provided you remain employed in good standing at the Company as of such filing date, you shall earn a cash bonus of $100,000.00, minus applicable withholdings (the “November Bonus”). Once earned, the November Bonus shall be irrevocable. On or prior to December 15, 2022, the Company will inform you in writing of whether your continued transition services are required (if such a writing is delivered, the “Request”). If you do not receive a timely Request, your last day of employment will be December 15, 2022. If you do receive a timely Request, then, should you elect to continue in the Company’s employ, you will be eligible for the March Bonus (as defined below), as follows: upon the Company’s filing on or prior to March 16, 2023 of its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) with the SEC, and provided you have remained employed continuously by the Company in good standing as of such filing date, you shall earn a cash bonus of $150,000.00, minus applicable withholdings (the “March Bonus”). The payment of the November Bonus shall not be dependent on continued employment by you after December 15, 2022.The November Bonus (if earned) and the March Bonus (if earned) shall be paid promptly by the Company on the earliest of a) thirty (30) days after your last day of employment, b) the date that annual bonuses for the 2022 fiscal year are paid to other executives of the Company and (c) May 1, 2023.

In addition, you shall independently participate in a short-term incentive program for calendar years 2022 and 2023, with a bonus target of $205,000.00 per annum. The bonus will accrue on a pro rata basis assuming a 360-day year starting on January 1 of each such year. The bonus will be earned as follows: so long as you have remained continuously employed by the Company in good standing through the filing of the 10-Q, you will earn 10/12ths of the bonus target (the “First STI Bonus”); and, if you receive a timely Request, so long as you have remained continuously employed by the Company in good standing through the filing of the 2022 Form 10-K, you will earn 4.5/12ths of the bonus target (the “Second STI Bonus”). The maximum payment under this program shall not exceed $247,708.00 in aggregate. The payment of the First STI Bonus shall not be dependent on continued employment by you after the Company’s filing of the 2022 Form 10K. The First STI Bonus (if earned) and the Second STI Bonus (if earned) shall be paid promptly by the Company on the earliest of a) thirty (30) days after your last day of employment, (i) the date that annual bonuses for the 2022 fiscal year are paid to other executives of the Company and (ii) May 1, 2023.

No other bonus or comparable payments are contemplated under the Agreement.”

4.A new Section 7 d) of the Agreement shall be added as follows, which shall also amend the “Termination Period” and “Vesting Schedule” sections of the Award Agreements accordingly:

(i) On September 30, 2022, provided you have remained employed continuously by the Company in good standing as of such date, all outstanding and vested nonqualified stock options of the Company held by you shall be exercisable for one year following the date of any termination of employment.

(ii) Upon the Company’s filing on or prior to November 3, 2022 of its 10-Q with the SEC, and provided you have remained employed continuously by the Company in good standing as of such filing date, all outstanding and vested nonqualified stock options of the Company held by you shall be exercisable for two years following the date of any termination of employment.

(iii) Upon the Company’s filing on or prior to March 16, 2023 of its 2022 Form 10-K with the SEC, and provided you have remained employed continuously by the Company in good standing as of such filing date, all outstanding and vested nonqualified stock options of the Company held by you shall be exercisable for two years and 90 days following the date of any termination of employment. You shall be eligible for the extension under this Section 7-d-iii only if the Company timely delivers a Request to you.

(iv) Such options referred to above may be subject to earlier termination in accordance with a transaction specified in Section 13 of the 2012 Equity Incentive Plan.”

5.Section 10 of the Agreement is hereby deleted in its entirety (other than Section 10(c) under the First Amendment, which remains in effect without amendment) and replaced with the following, which shall also amend the “Termination Period” section of the Award Agreements accordingly:

“10. Separation of Employment. At separation of employment (including without limitation the non delivery of a Request), you shall be entitled to (a) unpaid Base Salary accrued up to the effective date of termination; (b) any earned and unpaid bonus under Section 7 b) hereof, (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive within the time required under state or local law. If you are terminated without “Cause” or you terminate for “Good Reason”, or your employment terminates to your “Death” or “Disability”, in each case, prior to March 16, 2023, (i) you shall receive the November Bonus and the First STI Bonus, promptly thereafter (ii) only if the Company timely delivers a Request to you, the March Bonus and the Second STI Bonus, promptly thereafter and (ii) all conditions specified under Section 7(d) shall be deemed satisfied and such exercise period adjustments made automatically effective as of such termination date (provided that with respect to Section 7-d-iii only, the Company must have timely delivered a Request to you as a condition to such adjustment thereunder taking effect).

Payments and benefits pursuant to this Section 10 and Section 7 shall be subject to your execution of a customary mutual release of claims covering the Company and its affiliates, including without limitation a reaffirmation of those protective covenants in Sections 12 and 14 of the Agreement.”

6.Section 19. The third sentence of Section 19 of the Agreement is hereby deleted in its entirety and replaced with:

“This Agreement may be changed only by an agreement in writing signed by both you and the Chief Executive Officer, Chief Operating Officer or the General Counsel of the Company. The Company hereby acknowledges, agrees and ratifies the First Amendment, which was duly authorized by the Company and executed by the General Counsel of the Company.”

8.Miscellaneous.
a.For purposes of clarification, the specified separation date referenced in the Release is not binding on the Parties, and the Executive may continue to be employed by the Company thereafter on an at-will basis as contemplated by this Agreement.
b.Except as expressly amended, modified or supplemented by this Second Amendment, the Agreement is and shall continue to be in full force and effect in accordance with the terms thereof. As of the date of this Second Amendment, all references in the Agreement to the “Agreement” and any other reference of similar effect shall refer to the Agreement as amended by this Second Amendment. Except as expressly amended, modified or supplemented by this Second Amendment, the Award Agreements are and shall continue to be in full force and effect in accordance with the terms thereof. You agree to execute any document reasonably required to carry out the terms of this Agreement.
c.This Second Amendment is governed by the laws of the State of Washington, without respect to its conflict of law principles.

d.The headings contained in this Second Amendment are for ease of reference only and shall not be considered in construing this Second Amendment.
e.This Second Amendment may be executed by each of the parties in separate counterparts, and each such counterpart shall be deemed an original, but all such counterparts shall together constitute the Second Amendment. Receipt of an executed signature page by facsimile, email or other electronic transmission shall constitute delivery hereof. Electronic records of an executed Second Amendment shall be deemed to be originals.

The Parties knowingly and voluntarily sign this Second Amendment as of the date(s) set forth below.

PORCH.COM, INC.

By: _/s/ Martin Heimbigner ________By: _/s/Matthew Cullen______________________
Martin Heimbigner Matthew Cullen
Title: General Counsel

Date: August 9, 2022Date: August 9, 2022

[Signature page to Second Amendment to Offer Letter Agreement]